EX-99.B(d)(4)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Aronson+Johnson+Ortiz, LP

(the “Agreement”)

Dated January 10, 2011 as amended June 24, 2011

For purposes of this Schedule B, terms used herein shall have the following meanings:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:
/s/ Greg McIntire	/s/ Theodore R. Aronson

Name:	Name:
Greg McIntire	Theodore R. Aronson

Title:	Title:
Vice President	Managing Principal